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                                                                EXHIBIT 10(e)(i)




                                November 20, 2000

PERSONAL AND CONFIDENTIAL
Mr. Subramanian Krishnan
Digi International Inc.
11001 Bren Road East
Minnetonka, MN  55343

Dear Kris:

         This letter confirms the terms of an amendment to your severance agreement with the Company as set forth in the letter agreement dated March 26, 1999 (the "Agreement"). Except as specifically provided for herein, the terms of the Agreement remain in full force and effect.

         If you are terminated by the Company without "cause" on or before the date of the January 2001 Annual Meeting of Shareholders or any adjournment thereof, you would be entitled to severance equal to one year's base salary and a bonus (if earned), based on your cash bonus target that would be pro-rated for the portion of the fiscal year through the termination date.

         The Agreement as amended by this letter constitutes the entire agreement between you and the Company regarding the subject matter contained therein and supersedes all prior agreements and understandings relating thereto.

         If the terms outlined above are acceptable, please confirm by signing the enclosed copy below and returning it to me.


                                  Very truly yours,

                                  DIGI INTERNATIONAL INC.



                                  By Joseph T. Dunsmore
                                  President and Chief Executive Officer

                                  ACCEPTED:


                                  /s/ Subramanian Krishnan
                                  -------------------------------------
                                  Subramanian Krishnan